Exhibit 2

ADB Systems International Ltd.
Consolidated Balance Sheets
(expressed in thousands of Canadian dollars)
(Canadian GAAP, Unaudited)

	June 30	June 30	December 31
	2005	2005	2004
	(unaudited)	(unaudited)	(audited)
		(in US$)

		1.2256
		translated
		into US$ at
		Cdn$ 1.2256
		for
		convenience
Cash	$221	$180	$440
Restricted Cash	$-	$-	$-
Marketable securities	13	11	13
Other current assets	1,309	1,068	1,743
Other assets	255	208	297
Total assets	$1,798	$1,467	$2,493
Current liabilities	$1,604	$1,309	$1,680
Due to related party	92	75	-
Deferred revenue	552	450	135
Other liabilities	1,680	1,371	1,684
Minority interest	3	2	3
Total shareholders' deficiency	(2,133)	(1,740)	(1,009)
Total liabilities and shareholders' equity (deficiency)	$1,798	$1,467	$2,493

ADB Systems International Ltd.
Consolidated Statements of Operations
(expressed in thousands of Canadian dollars, except per share amounts)
(Canadian GAAP, Unaudited)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2005	2005	2004	2005	2005	2004
	translated			translated
	into US$ at			into US$ at
	Cdn$ 1.2256			Cdn$ 1.2256
	for			for
	convenience			convenience
Revenue	$1,290	$1,053	$1,331	$2,826	$2,306	$2,515
General and administrative	1,157	944	1,242	2,183	1,781	2,284
Customer service and technology	975	796	904	1,904	1,554	1,699
Sales and marketing costs	126	103	168	263	215	451
	2,258	1,843	2,314	4,350	3,550	4,434
Loss before interest, taxes, depreciation, amortization and employee stock options	(968)	(790)	(983)	(1,524)	(1,244)	(1,919)
Employee stock options	24	20	11	47	38	39
Depreciation and amortization	32	26	366	65	53	722
Interest expense	161	131	65	327	267	132
Interest income	(3)	(2)	(2)	(3)	(2)	(3)
	214	175	440	436	356	890
Loss before the undernoted	(1,182)	(965)	(1,423)	(1,960)	(1,600)	(2,809)
Gains/(losses) on disposals of capital assets	2	2	-	2	2	(1)
Other income	-	-	-	42	34	-
	2	2	-	44	36	(1)
Net Income/(Loss)	$(1,180)	$(963)	$(1,423)	$(1,916)	$(1,564)	$(2,810)
Basic earnings/(loss) per share	$(0.02)	$(0.01)	$(0.02)	$(0.03)	$(0.02)	$(0.05)
Weighted average common shares	72,683	72,683	61,567	71,782	71,782	60,654